Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152455, 333-146025, 333-122370, 333-119015, 333-112135, 333-102676, 333-86270, 333-59564, 333-42194, 333-83083, 333-69871 and 333-56381 on Form S-8 of our reports dated February 24, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Power Integrations, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

San Jose, California

February 24, 2011